AGREEMENT OF LIMITED PARTNERSHIP

OF

IIP OPERATING PARTNERSHIP, LP

Dated as of October 4, 2016

Table of Contents

ARTICLE 1. DEFINED TERMS		1
ARTICLE 2. ORGANIZATIONAL MATTERS		4
2.1	Formation; Intended Tax Treatment	4
2.2	Name	4
2.3	Registered Office and Agent; Principal Office	4
2.4	Term	4
ARTICLE 3. PURPOSE		5
3.1	Purpose and Business	5
3.2	Powers	5
ARTICLE 4. CAPITAL CONTRIBUTIONS		5
4.1	Capital Contributions of the Partners; Additional Funds	5
4.2	Issuance of Additional Partnership Interests; Admission of Additional Limited Partners	6
4.3	No Third-Party Beneficiary	6
ARTICLE 5. DISTRIBUTIONS AND ALLOCATIONS		6
5.1	Distributions and Allocations	6
ARTICLE 6. MANAGEMENT AND OPERATIONS OF BUSINESS		6
6.1	Management	6
6.2	Certificate of Limited Partnership	7
6.3	Indemnification	7
6.4	Title to Partnership Assets	7
ARTICLE 7. BOOKS, RECORDS, ACCOUNTING AND REPORTS		8
7.1	Records and Accounting	8
7.2	Fiscal Year	8

ARTICLE 8. DISSOLUTION, LIQUIDATION AND TERMINATION		8
8.1	Dissolution	8
8.2	Winding Up	8
8.3	Termination of Partnership and Cancellation of Certificate of Limited Partnership	9
8.4	Reasonable Time for Winding-Up	9
ARTICLE 9. GENERAL PROVISIONS		9
9.1	Binding Effect	9
9.2	Creditors	9
9.3	Waiver	9
9.4	Counterparts	9
9.5	Applicable Law	9
9.6	Invalidity of Provisions	10
9.7	Entire Agreement	10
9.8	Merger	10

EXHIBITS

Exhibit A	–	Partners’ Contributions and Partnership Interests

ii

AGREEMENT OF LIMITED PARTNERSHIP

OF

IIP OPERATING PARTNERSHIP, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP OF IIP OPERATING PARTNERSHIP, LP dated as of the 4th of October, 2016, is entered into between INNOVATIVE INDUSTRIAL PROPERTIES, INC., a Maryland corporation, as the General Partner, and INNOVATIVE INDUSTRIAL PROPERTIES, LLC, a Delaware limited liability company, as the Limited Partner.

WHEREAS, the General Partner formed IIP Operating Partnership, LP as a limited partnership on June 20, 2016 pursuant to the Act by filing a certificate of limited partnership with the Secretary of State of the State of Delaware (the “Certificate”).

WHEREAS, at formation Alan Gold was the initial limited partner of the Partnership and transferred, effective as of the date hereof, all of his limited partnership interests to Innovative Industrial Properties, LLC (the “Limited Partner”).

WHEREAS, the General Partner and the Limited Partner desire to enter into this Agreement of Limited Partnership to constitute the “partnership agreement” (within the meaning of the Act).

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound, hereby agree as follows:

Article 1.
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner and that is shown as such on the books and records of the Partnership.

“Affiliate” means,

(a)                with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or

(b)               with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity. For purposes of this definition, “control,” when used with respect to a any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing

“Agreement” means this Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires.

“Articles of Incorporation” means the General Partner’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the General Partner, as amended, supplemented or restated from time to time.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the net value of property which such Partner contributes or is deemed to contribute to the Partnership.

“Certificate” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 6.3.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“GAAP” means United States generally accepted accounting principles.

“General Partner” means Innovative Industrial Properties, Inc., a Maryland corporation, and any successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.

“Indemnitee” means any trustee, manager, director or officer of the Partnership, the General Partner, or the Initial Limited Partner.

“Initial Limited Partner” shall mean Innovative Industrial Properties, LLC, a Delaware limited liability company.

“IRS” shall mean the Internal Revenue Service of the United States (or any successor organization).

“Limited Partner” has the meaning set forth in the Recitals hereto and shall also include any Person who subsequently is admitted as a Limited Partner and named in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Events” has the meaning set forth in Section 8.1.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period in which the Partnership is treated as a partnership for federal income tax purposes, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership, which may be expressed as a number of Partnership Units.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners that are issued pursuant to this Agreement. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time.

“Percentage Interest” means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in Exhibit A, as such Exhibit may be amended from time to time.

“Person” means an individual or Entity.

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article 2.
ORGANIZATIONAL MATTERS

2.1              Formation; Intended Tax Treatment

The General Partner has formed the Partnership by filing the Certificate on June 20, 2016 in the office of the Delaware Secretary of State.  The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes. The General Partner and Limited Partner intend for the Partnership to be treated as an entity disregarded from the General Partner until such time as an Additional Limited Partner is admitted to the Partnership. It is expressly acknowledged and agreed that the Partnership shall not be dissolved and is not required to be wound up as a result of the transfer of all the limited partnership interests of Alan Gold, the initial sole limited partner of the limited partnership, as this Agreement hereby specifically provides for the admission of the Limited Partner after, and effective as of, the date Alan Gold ceased to be a limited partner.

2.2              Name

The name of the Partnership is IIP Operating Partnership, LP.  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3              Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 17190 Bernardo Center Drive, San Diego, CA 92128, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4              Term

The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of this Agreement or as otherwise provided by law.

Article 3.
PURPOSE

3.1              Purpose and Business

(a)                The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, including to engage in the following activities:

(i)                 to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;

(ii)               to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;

(iii)             to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(iv)             to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes.

(b)               The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2              Powers

(a)                The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

(b)               The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

Article 4.
CAPITAL CONTRIBUTIONS

4.1              Capital Contributions of the Partners; Additional Funds

(a)                The General Partner and the Limited Partner have made the Capital Contributions and own Partnership Units as set forth in Exhibit A.

(b)               Except as otherwise may be expressly provided herein, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise).

(c)                If, in the sole discretion of the General Partner, the Partnership requires additional funds at any time, or from time to time, the General Partner may cause the Partnership to borrow funds from third parties on such terms and conditions as the General Partner may deem appropriate, or the General Partner may contribute the amount of such required funds as an additional capital contribution.

4.2              Issuance of Additional Partnership Interests; Admission of Additional Limited Partners

(a)                The General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefore) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law.

(b)               The General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, Exhibit A or any other provision of this Agreement.

4.3              No Third-Party Beneficiary

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

Article 5.
DISTRIBUTIONS AND ALLOCATIONS

5.1              Distributions and Allocations

Distributions will be made, and the net income, net loss and other Partnership items shall be allocated, to Partners, pro rata, in accordance with their respective Percentage Interests.

Article 6.
MANAGEMENT AND OPERATIONS OF BUSINESS

6.1              Management

The General Partner shall have full, complete and exclusive discretion to manage and control the business and affairs of the Partnership. The General Partner is authorized to execute, deliver and perform any and all agreements and transactions on behalf of the Partnership. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.2              Certificate of Limited Partnership

The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

6.3              Indemnification

To the fullest extent permitted by Delaware law, the Partnership shall indemnify and hold harmless the General Partner and the Initial Limited Partner from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which the General Partner may be involved, or threatened to be involved, as a party or otherwise. In addition, to the extent permitted by Delaware law, the General Partner may cause the Partnership to indemnify and hold harmless an Indemnitee from and against any and all Costs arising from any and all Claims that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise. The indemnification provided herein shall be in addition to any other rights to which a Person who may be entitled to indemnification hereunder may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to any Person who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Person is indemnified. The provisions herein are for the benefit of the any Person to be indemnified hereunder and such Person’s heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

6.4              Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

Article 7.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1              Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business.

7.2              Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Article 8.
DISSOLUTION, LIQUIDATION AND TERMINATION

8.1              Dissolution

(a)                The Partnership shall not be dissolved by the admission of Additional Limited Partners. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.

(b)               The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(i)                 the expiration of its term as provided in Section 2.4;

(ii)               an election to dissolve the Partnership made by the General Partner;

(iii)             entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

(iv)             by operation of law.

8.2              Winding Up

Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. The General Partner shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed first, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors; and the balance, if any, shall be distributed to all Partners in accordance with their respective Percentage Interests.

8.3              Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

8.4              Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Article 9.
GENERAL PROVISIONS

9.1              Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.2              Creditors

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

9.3              Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

9.4              Counterparts

This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

9.5              Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

9.6              Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

9.7              Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

9.8              Merger

The Partnership may merge with, or consolidate into, any Person or Entity in accordance with Section 17-211 of the Act.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Agreement of Limited Partnership of IIP Operating Partnership, LP, among the undersigned and the other parties thereto.

GENERAL PARTNER:

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Brian Wolfe
	Name:	Brian Wolfe

	Title:	Secretary

INITIAL LIMITED PARTNER:

INNOVATIVE INDUSTRIAL PROPERTIES, LLC

By:	/s/ Brian Wolfe
	Name:	Brian Wolfe

	Title:	Secretary

Corporate/Limited Liability Company Additional Limited Partner Signature Page to Agreement of Limited Partnership of IIP Operating Partnership, LP, among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of Corporation/LLC]

By:
Name:

Title:

Individual Additional Limited Partner Signature Page to Agreement of Limited Partnership of IIP Operating Partnership, LP, among the undersigned and the other parties thereto.

Dated: ____________ __, 20___

Partnership Limited Partner Signature Page to Agreement of Limited Partnership of IIP Operating Partnership, LP, among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of LP]

By:
Name:

Title:

Exhibit A

Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Capital Contribution	Number of Partnership Units	Percentage Interest
INNOVATIVE INDUSTRIAL PROPERTIES, INC.	General Partnership	$100	1000	1%

INNOVATIVE INDUSTRIAL PROPERTIES, LLC	Limited Partnership	$9900	99000	99%

TOTAL		$10000	100000	100%